As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

STAR GAS PARTNERS, L.P.

STAR GAS FINANCE COMPANY

(and certain subsidiaries identified in footnote (*) below)

(Exact name of registrant as specified in its charter)

Delaware	5984	06-1437793
Delaware	5984	75-3094991
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Star Gas Partners, L.P. 2187 Atlantic Street P.O. Box 120011 Stamford, Connecticut 06902 (203) 328-7310	Richard F. Ambury Chief Financial Officer, Kestrel Heat LLC 2187 Atlantic Street P.O. Box 120011 Stamford, Connecticut 06902 (203) 328-7310
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillips Nizer LLP

666 Fifth Avenue, 28th Floor

New York, New York 10103-0084

(212) 977-9700

Attn: Brian Brodrick, Esq.

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” and “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Act (check one).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Units(2)
Partnership Securities(2)
Debt Securities(2)(3)
Guarantees of Debt Securities(4)
Total	$250,000,000	$29,025

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities offered from time to time pursuant to this Registration Statement exceed $250,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	An indeterminate initial offering price, principal amount or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable or exercisable for, such securities. Separate consideration may or may not be received for securities that are being registered that are issued in exchange for, or upon conversion or exercise of, the debt securities being registered hereunder.
(3)	If any debt securities are issued at an original issue discount, then the offering price of those debt securities shall be in an amount that will result in an aggregate initial offering price not to exceed $250,000,000 less the dollar amount of any registered securities previously issued.
(4)	The subsidiaries listed in the table below may fully and unconditionally guarantee the debt securities being registered. Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees of the debt securities.

*	TABLE OF SUBSIDIARY REGISTRANTS

Subsidiary Guarantors

Exact Name of Registrant As Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
A.P. WOODSON COMPANY	Washington, D.C.	06-1059668
C. HOFFBERGER COMPANY	Maryland	52-1437108
CHAMPION ENERGY CORPORATION	Delaware	06-1156651
CHAMPION OIL COMPANY	Connecticut	06-1078186
CFS LLC	Pennsylvania	27-4460830
COLUMBIA PETROLEUM TRANSPORTATION, LLC	Delaware	25-1859437
HOFFMAN FUEL COMPANY OF BRIDGEPORT	Delaware	06-1156650
HOFFMAN FUEL COMPANY OF DANBURY	Delaware	06-1156647
HOFFMAN FUEL COMPANY OF STAMFORD	Delaware	06-1156649
J.J. SKELTON OIL COMPANY	Pennsylvania	23-2387742
LEWIS OIL COMPANY	New York	11-2780728
MAREX CORPORATION	Maryland	52-1224796
MEENAN HOLDINGS OF NEW YORK, INC.	New York	75-3094989
MEENAN OIL CO., INC.	Delaware	13-5581656
MEENAN OIL CO., L.P.	Delaware	11-3083408
MINNWHALE LLC	New York	20-8048384
ORTEP OF PENNSYLVANIA, INC.	Pennsylvania	23-2319071
PETRO HOLDINGS, INC.	Minnesota	06-1538741
PETROLEUM HEAT AND POWER CO., INC.	Minnesota	06-1183025
PETRO PLUMBING CORPORATION	New Jersey	22-3802212
PETRO, INC.	Delaware	74-1810078
REGIONOIL PLUMBING , HEATING AND COOLING CO., INC.	New Jersey	22-2974742
RICHLAND PARTNERS, LLC	Pennsylvania	25-1881489
RYE FUEL COMPANY	Delaware	06-1156653
STAR ACQUISITIONS, INC.	Minnesota	06-1538742
TG&E SERVICE COMPANY, INC.	Florida	65-0952963

*	The address for each registrant’s principal executive office is 2187 Atlantic Street, Stamford, Connecticut 06902 and the telephone number for each registrant’s principal executive office is 203-328-7310

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment specifically stating that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to purchase these securities in any state where the offer or sale is prohibited.

Subject to Completion

Preliminary Prospectus dated June 30, 2011

PROSPECTUS

STAR GAS PARTNERS, L.P.

$250,000,000

Common Units

Partnership Securities

Debt Securities

We may offer, from time to time, in one or more series:

•	common units representing limited partnership interests in Star Gas Partners, L.P.;

•	partnership securities; and

•	debt securities, which may be secured or unsecured senior debt securities or secured or unsecured subordinated debt securities.

Star Gas Finance Company may act as co-issuer of the debt securities. If a series of debt securities is guaranteed, such series will be guaranteed by substantially all of the subsidiaries of Star Gas Partners, L.P.

The securities we may offer:

•	will have a maximum aggregate offering price of $250,000,000;

•	will be offered at prices and on terms to be set forth in one or more accompanying prospectus supplements; and

•	may be offered separately or together, or in separate series.

Our common units are traded on the New York Stock Exchange under the symbol “SGU.” We will provide information in the prospectus supplement for the trading market, if any, for any partnership securities and debt securities we may offer.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on an immediate, continuous or delayed basis.

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Limited partnerships are inherently different than corporations. You should carefully consider each of the factors described under “Risk Factors” beginning on page 4 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2011.

GUIDE TO READING THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $250,000,000 of the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of debt securities, the specific terms of the securities.

The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Certain of the information contained in this prospectus was obtained from other sources. This prospectus also incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus.

You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different from such information. If you receive any unauthorized information, you should not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included or incorporated by reference in this prospectus or any supplement.

You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus or on the date of any supplement as to information contained in it. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

We include cross references to captions in this prospectus where you can find further related discussions. The above table of contents tells you where to find these captions.

Throughout this prospectus, we refer to ourselves, Star Gas Partners, L.P. together with our subsidiaries, as “we” or “us” or “Star Gas Partners.” We sometimes refer to the board of directors of our general partner, Kestrel Heat, LLC, as “our board of directors,” “our board,” the “board,” “Kestrel Heat’s board” or “Star Gas Partners’ board.”

For ease of reference, a glossary of some terms used in this prospectus is included as Annex B to this prospectus. Capitalized terms not otherwise defined in this prospectus have the meanings given in the glossary.

FORWARD-LOOKING STATEMENTS

Many of the statements contained in this prospectus, including, without limitation, statements regarding our business strategy, plans and objectives of our management for future operations are forward-looking within the meaning of the federal securities laws. These statements use forward-looking words, such as “anticipate,” “continue,” “expect,” “may,” “will,” “estimate,” “believe” or other similar words. These statements discuss future expectations or contain projections. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ from those suggested by the forward-looking statements for various reasons, including:

•	the effect of weather conditions on our financial performance;

•	the price and supply of home heating oil and propane;

•	the consumption patterns of our customers;

•	our ability to obtain satisfactory gross profit margins;

•	our ability to obtain new customers and retain existing customers;

•	our ability to make strategic acquisitions;

•	the impact of litigation;

•	our ability to contract for our current and future supply needs;

•	natural gas conversions;

•	future union relations and the outcome of current and future union negotiations;

•	the impact of future governmental regulations, including environmental, health and safety regulations;

•	the ability to attract and retain employees;

•	customer creditworthiness;

•	counterparty creditworthiness;

•	marketing plans;

•	general economic conditions; and

•	new technology

The above factors, as well as the factors set forth below under Risk Factors, could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

STAR GAS PARTNERS, L.P.

Who We Are

We are a home heating oil and propane distributor and service provider that principally provides services to residential and commercial customers in the Northeast and Mid-Atlantic regions to heat their homes and buildings. As of March 31, 2011, we sold home heating oil and propane to approximately 408,000 full service residential and commercial/industrial customers. We believe we are the largest retail distributor of home heating oil in the United States, based upon volume. We also sell home heating oil, gasoline and diesel fuel to approximately 40,000 customers on a delivery only basis. We install, maintain, and repair heating and air conditioning equipment for our customers and provide ancillary home services, including home security and plumbing, to approximately 11,000 customers. During the twelve months ended March 31, 2011, total sales were comprised approximately 79% from sales of home heating oil and propane; 13% from the installation and repair of heating and air conditioning equipment and ancillary services; and 8% from the sale of other petroleum products. We provide home heating equipment repair service 24 hours a day, seven days a week, 52 weeks a year. These services are an integral part of our heating oil business, and are intended to maximize customer satisfaction and loyalty.

We conduct our business through an operating subsidiary, Petro Holdings, Inc., utilizing over 30 local brand names such as Petro Heating & Air Conditioning Service, Meenan Oil, Hoffman Energy, and Wood’s Heating Service, to name a few. We offer several pricing alternatives to our residential customers, including a variable price (market based) option and a price-protected option, the latter of which either sets the maximum price or fixes the price that a customer will pay. Approximately 97% of our deliveries are automatically scheduled based on ongoing weather conditions. In addition, we offer a “smart pay” budget payment plan in which homeowners’ estimated annual oil deliveries and service billings are paid for in a series of equal monthly installments. We use derivative instruments on a daily basis to mitigate our exposure to market risk associated with our price-protected offerings and the storing of our physical home heating oil inventory. Given our size, we are able to realize benefits of scale and provide consistent, strong customer service.

Our executive offices are located at 2187 Atlantic Street, Stamford, Connecticut 06902. The telephone number is (203) 328-7310.

Structure

We are a master limited partnership, which at March 31, 2011, had outstanding approximately 67.1 million common units representing a 99.5% limited partner interest in us, and 0.3 million general partner units, representing a 0.5% general partner interest in us.

We are organized as follows:

•

Our general partner is Kestrel Heat, LLC, a Delaware limited liability company (“Kestrel Heat” or the “general partner”). The Board of Directors of Kestrel Heat is appointed by its sole member, Kestrel Energy Partners, LLC, a Delaware limited liability company (“Kestrel”).

•	Our operations are conducted through Petro Holdings, Inc. (a Minnesota corporation that is our indirect wholly owned subsidiary) and its subsidiaries.

Star Gas Finance Company is a 100% owned subsidiary. Star Gas Finance Company serves as the co-issuer, jointly and severally with us, of our $125 million 8.875% Senior Notes, which are due in 2017. We are dependent on distributions including inter-company interest payments from our subsidiaries to service our debt obligations. The distributions from our subsidiaries are not guaranteed and are subject to certain loan restrictions. Star Gas Finance Company has nominal assets and conducts no business operations.

Our common units (SGU) are traded on the New York Stock Exchange.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will use the net proceeds from any sale of securities described in this prospectus for future business acquisitions and other general partnership purposes, such as working capital requirements, capital expenditures, investments in subsidiaries or joint ventures, the retirement or refinancing of debt and the repurchase or redemption of securities. The applicable prospectus supplement will describe the actual use of the net proceeds from the sale of securities. The exact amounts to be used and the timing of the application of the net proceeds will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended September 30,						Six Months Ended March 31,
	2010		2009	2008	2007	2006	2011	2010
Ratio of earnings to fixed charges(1)	3.1	(3)	3.8	(2)	2.5	(2)	11.0	9.0

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges, earnings consist of income before income taxes, fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.
(2)	Due to our loss for the years ended September 30, 2008 and 2006, the ratio coverage was less than 1:1. We would have needed additional earnings of $12.8 million and $53.4 million for the years ended September 30, 2008 and 2006, respectively, to achieve coverage of 1:1.
(3)	The following computation for the year ended September 30, 2010, reflect, on a pro-forma basis, earnings available for fixed charges, fixed charges and resultant ratios. The computation gives effect to our November 2010 sale of $125 million (excluding discount) of 8.875% senior notes due 2017 and the use of a portion of the net proceeds to redeem our 10.25% senior notes due 2013.

(Amounts in 000’s, except ratio)	2010
Income as adjusted	$65,384
Fixed charges	$21,432
Pro-forma adjustments
Net increases in interest resulting from the substitution of proceeds from sale of the 8.875% Senior Notes for the 10.25% Senior Notes	2,729

Pro-forma fixed charges	$24,161

Pro-forma ratio of earnings to fixed charges	2.71

DESCRIPTION OF COMMON UNITS

The common units have been registered under the Exchange Act and we are subject to the reporting and certain other requirements of the Exchange Act. We are required to file periodic reports containing financial and other information with the SEC.

Purchasers of common units may hold their common units in nominee accounts, provided that the broker, or other nominee, executes and delivers a transfer application and becomes a limited partner. We will be entitled to treat the nominee holder of a common unit as the absolute owner of that unit, and the beneficial owner’s rights will be limited solely to those that it has against the nominee holder.

The Rights of Unitholders

Generally, the common units represent limited partner interests, which entitle the holders of those units to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement. See “Description of our Partnership Agreement.” For a description of the relative rights and preferences of holders of common units in and to our distributions, see “Cash Distribution Policy.”

Transfer Agent and Registrar

We have retained BNY Mellon Shareholder Services as registrar and transfer agent for the common units. The transfer agent receives a fee from us for serving in these capacities. All fees charged by the transfer agent for transfers of common units will be borne by us and not by the holders of common units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a common unit and other similar fees or charges will be borne by the unitholder. There will be no charge to holders for disbursements of cash distributions. We have agreed to indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities as transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, or be removed by us. If no successor is appointed within 30 days, the general partner may act as the transfer agent and registrar until a successor is appointed.

Obligations and Procedures for the Transfer of Units

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. Any transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units does the following:

•	becomes the record holder of those units and shall be an assignee until admitted into Star Gas Partners as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in Star Gas Partners;

•	agrees to be bound by the terms and conditions of, and executes, the partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to the general partner and any liquidator of Star Gas Partners as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of Star Gas Partners for the transferred common units upon satisfaction of the following two conditions:

•	the consent of the general partner, which may be withheld for any reason in its sole discretion; and

•	the recording of the name of the assignee on the books and records of Star Gas Partners.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in Star Gas Partners for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only the following rights:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in Star Gas Partners for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive cash distributions, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application for those common units. In addition, such purchaser or transferee may not receive some federal income tax information or reports furnished to record holders of common units. The transferor of common units will have a duty to provide the transferee with all information that may be necessary to obtain registration of the transfer of the common units, but a transferee agrees, by acceptance of the certificate representing common units, that the transferor will not have a duty to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or fails to execute and forward the transfer application to the transfer agent.

CASH DISTRIBUTION POLICY

General Description of Cash Distribution

We distribute to our partners on a quarterly basis, all of our Available Cash, if any, in the manner described below. “Available Cash” generally means, for any of our fiscal quarters:

(a)	the sum of:

(1)	all cash and cash equivalents of Star Gas Partners and its subsidiaries on hand at the end of that quarter, and

(2)	all additional cash and cash equivalents of Star Gas Partners and its subsidiaries on hand on the date of determination of Available Cash for that quarter resulting from Working Capital Borrowings after the end of that quarter;

(b)	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

(1)	provide for the proper conduct of the business of Star Gas Partners and its subsidiaries (including reserves for future capital expenditures) after that quarter,

(2)	provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters, or

(3)	comply with applicable law or any debt instrument or other agreement or obligation to which any member of Star Gas Partners and its subsidiaries is a party or its assets are subject;

provided, that disbursements made by Star Gas Partners and its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of Available Cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that quarter if the general partner so determines.

Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed among different classes of units. See “—Quarterly Distributions of Available Cash.”

Operating surplus generally means:

(1) $22 million, plus all of our cash on April 28, 2006, which was the “Effective Date” of our second amended and restated agreement of limited partnership, plus all of our cash receipts, excluding cash receipts that constitute capital surplus, that are generated after the Effective Date; less

(2) all of our operating expenses, debt service payments, maintenance capital expenditures and reserves established for future operations and certain amounts expended to repurchase common units after the Effective Date.

Capital surplus is generally generated only by borrowings other than for working capital purposes, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets, all as disposed of in the ordinary course of business.

All Available Cash distributed from any source will be treated as distributed from operating surplus until the sum of all Available Cash distributed since the Effective Date of equals the operating surplus as of the end of the quarter before that distribution. This method of cash distribution avoids the difficulty of trying to determine whether Available Cash is distributed from operating surplus or capital surplus. Any excess Available Cash, irrespective of its source, will be deemed to be capital surplus and distributed accordingly.

If capital surplus is distributed on each common unit issued and outstanding on the Effective Date in an aggregate amount per unit equal to $2.00 per common unit, the distinction between operating surplus and capital surplus will cease. All distributions after that date will be treated as from operating surplus. Our general partner does not expect that there will be significant distributions from capital surplus.

Quarterly Distributions of Available Cash

Except for the limitations and prohibitions on distributions discussed below, we will make distributions to our partners for each of our fiscal quarters before liquidation in an amount equal to all of our Available Cash for that quarter. Distributions will be made approximately 45 days after each March 31, June 30, September 30 and December 31, to holders of record on the applicable record date.

Distributions of Available Cash from Operating Surplus

Distributions of Available Cash from operating surplus will be made in the following manner:

(1) First, 100% to all common units, pro rata, until there has been distributed to each common unit an amount equal to the minimum quarterly distribution of $0.0675 for that quarter.

(2) Second, 100% to all common units, pro rata, until there has been distributed to each common unit an amount equal to any arrearages in the payment of the minimum quarterly distribution for prior quarters.

(3) Third, 100% to all general partner units, pro rata, until there has been distributed to each general partner unit an amount equal to the minimum quarterly distribution.

(4) Fourth, 90% to all common units, pro rata, and 10% to all general partner units, pro rata, until each common unit has received the first target distribution of $0.1125.

(5) Thereafter, 80% to all common units, pro rata, and 20% to all general partner units, pro rata.

Distributions from Capital Surplus

Distributions of Available Cash from capital surplus will be made 100% on all units, pro rata, until each common unit that was issued and outstanding on the Effective Date receives distributions equal to $2.00. This was the unit price paid by Kestrel and, thereafter, all distributions from capital surplus will be distributed as if they were from operating surplus.

When a distribution is made from capital surplus, it is treated as if it were a repayment of the $2.00 initial unit price paid in our recapitalization which closed as of April 28, 2006. To reflect repayment, the minimum quarterly distribution and the first target distribution will be adjusted downward by multiplying each amount by a fraction. This fraction is determined as follows: the numerator is the unrecovered initial unit price immediately after giving effect to the repayment and the denominator is the unrecovered initial unit price immediately before the repayment. For example, based on the unrecovered initial unit price of $2.00 per unit and assuming Available Cash from capital surplus of $1.00 per unit is distributed on all common units outstanding on the Effective Date, then the amount of the minimum quarterly distribution and the target distribution levels would each be reduced to 50% of its initial level.

A “payback” of the initial unit price from our recapitalization occurs when the unrecovered initial unit price is zero. At that time, the minimum quarterly distribution and the first target distribution levels each will have been reduced to zero. All distributions of Available Cash from all sources after that time will be treated as if they were from operating surplus. Because the minimum quarterly distribution and the first target distribution level will have been reduced to zero, the holders of the general partner units will then be entitled to receive 20% of all distributions of Available Cash, after distributions for cumulative common unit arrearages.

Distributions from capital surplus will not reduce the minimum quarterly distribution or the first target distribution level for the quarter in which they are distributed.

Adjustment of Minimum Quarterly Distribution and First Target Distribution Level

In addition to adjustments made upon a distribution of Available Cash from capital surplus, the following will each be proportionately adjusted upward or downward, as appropriate, if any combination or subdivision of units should occur:

(1) the minimum quarterly distribution;

(2) the first target distribution;

(3) the unrecovered initial unit price; and

(4) other amounts calculated on a per unit basis.

However, no adjustment will be made by reason of the issuance of additional units for cash or property. For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the first target distribution and the unrecovered initial unit price would each be reduced to 50% of its initial level.

The minimum quarterly distribution and first target distribution may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, the minimum quarterly distribution and first target distribution for each quarter after that time would be reduced to amounts equal to the product of:

(1) the minimum quarterly distribution or first target distribution; multiplied by

(2) one minus the sum of:

(x) the highest marginal federal corporate income tax rate to which we are then subject as an entity; plus

(y) any increase in the effective overall state and local income tax rate to which we are subject as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the first target distribution level would each be reduced to 62% of the amount thereof immediately before the adjustment.

The minimum quarterly distribution and first target distribution may also be adjusted in connection with the occurrence of certain events under our unit purchase rights agreement.

Distributions of Cash Upon Liquidation

Following the beginning of our dissolution and liquidation, assets will be sold or otherwise disposed of and the partners’ capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of liquidation will first be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, be distributed on the units in accordance with respective capital account balances, as so adjusted.

Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated on all units pro rata, the allocations of gains attributable to liquidation are intended to favor the holders of outstanding common units over the holders of all other outstanding units, to the extent of the unrecovered initial unit price plus any cumulative common unit arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of Star Gas Partners to enable the holders of common units to fully recover their unrecovered initial unit price and arrearages.

Any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

•	First, to the partners that have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•

Second, 100% to all common units, until the capital account for each common unit is equal to the unrecovered initial unit price, plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs, plus any then existing common unit arrearages;

•

Third, 100% to all general partner units until the capital account for each general partner unit is equal to the unrecovered initial unit price, plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs;

•

Fourth, 90% to all common units, pro rata, and 10% to general partner units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the first target distribution per common unit over the minimum quarterly distribution per common unit for each quarter of our existence, less (b) the amount per common unit of any distributions of Available Cash from operating surplus in excess of the minimum quarterly distribution but not in excess of the first target distribution for each quarter of our existence;

•	Thereafter, 80% to all common units, pro rata, and 20% to all general partner units, pro rata.

Any loss or unrealized loss will be allocated to the general partner units and the common units, pro rata, in proportion to the positive balances in their capital accounts, until the positive balances in those capital accounts have been reduced to zero and thereafter to the general partner units.

Interim adjustments to capital accounts will be made at the time we issue additional interests or make distributions of property. These adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting from the adjustments will be allocated to the unitholders in the same manner as gain or loss is allocated upon liquidation.

Contractual Restrictions on Our Ability to Distribute Available Cash

Our ability to distribute Available Cash is contractually restricted by the terms of our credit agreement. We must maintain excess availability of at least 17.5% of the revolving commitment then in effect and a fixed charge coverage ratio of 1.15x in order to make any distributions to unitholders.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our second amended and restated agreement of limited partnership, dated as of April 28, 2006, as amended, or the “partnership agreement”. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our Available Cash are described under “Cash Distribution Policy;”

•	allocations of taxable income and other tax matters are described under “Material Income Tax Considerations;” and

•	rights of holders of common units are described under “Description of Our Common Units.”

Purpose

Our purpose under our partnership agreement is to engage in any lawful activity for which limited partnerships may be organized under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”).

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.

Board of Directors

We are managed and operated by the officers of our general partner and are subject to the oversight of the board of directors of our general partner. As the sole member of our general partner, Kestrel Energy Partners, LLC has the power to appoint members of the board of directors of our general partner. Unitholders do not vote on the election of the board of directors of our general partner.

Reimbursements of Our General Partner

Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Capital Contributions

Our unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to us for such partner’s common units plus the partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that a limited partner “participated in the control” of our business for the purposes of the Delaware Act, then the limited partner could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the limited partnership agreement.

Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a limited partner or member of our subsidiaries formed as limited partnerships or limited liability companies may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions.

If it were determined that we were, by virtue of our limited partner interest or limited liability company interest in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters require the unitholder vote specified below.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of unitholders. Certain other amendments require the approval of a majority of the outstanding common units. Certain other amendments require the approval of a super-majority of the outstanding common units. See “—Amendment of Our Partnership Agreement.”

Sale of all or substantially all of our assets	Majority of the outstanding common units. See “—Merger, Sale or Other Disposition of Assets.”

Dissolution of us	Majority of the outstanding common units. See “—Termination and Dissolution.”

Removal or replacement of our general partner	Two-thirds of the outstanding common units excluding units held by the general partner and its affiliates. See “—Withdrawal or Removal of Our General Partner.”

Amendment of Our Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. To adopt a proposed amendment, other than certain amendments discussed below, our general partner must seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as otherwise described below, an amendment must be approved by the limited partners holding in the aggregate at least a majority of the outstanding common units, referred to as a “Unit Majority.”

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that, in the sole discretion of our general partner, is necessary or advisable to qualify or continue the qualification of us as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

a change in our fiscal year or taxable year and any changes that, in the discretion of our general partner, are necessary or advisable as a result of a change in our fiscal year or taxable year including, if our general partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made;

•

an amendment that is necessary, in the opinion of counsel, to prevent us, or our general partner or its directors, officers, trustees or agents, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•	an amendment that, in the discretion of our general partner, is necessary or advisable in connection with the authorization of issuance of any class or series of partnership securities;

•	an amendment expressly permitted by our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

•

an amendment that, in the discretion of our general partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by us of, or investment by us in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by us of activities permitted by the terms of our partnership agreement;

•	any other amendments substantially similar to the foregoing.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner, reflect a change that:

•	does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

•

is necessary or advisable to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (ii) facilitate the trading of the limited partner interests (including the division of any class or classes of outstanding limited partner interests into different classes to facilitate uniformity of tax consequences within such classes of limited partner interests) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner determines in its discretion to be in the best interests of us and the limited partners;

•	is necessary or advisable in connection with action taken by our general partner relating to a split, distribution, subdivision or combination of partnership securities; or

•	is required to effect the intent of the provisions of our partnership agreement or is otherwise contemplated by our partnership agreement.

No Reduction of Voting Percentage Required to Take Action. Any amendment to our partnership agreement that reduces the voting percentage required to take any action must be approved by the affirmative vote of our limited partners constituting not less than the voting requirement sought to be reduced.

No Enlargement of Obligations. No amendment to our partnership agreement may (i) enlarge the obligations of any limited partner without its consent, unless such enlargement is deemed to have occurred as a result of an amendment approved by the holders of not less than a majority of the outstanding partnership interests of the class affected, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion, (iii) change the provision of our partnership agreement that provides for the dissolution of us upon the election to dissolve us by our general partner that is approved by the holders of a Unit Majority (the “Elective Dissolution Provision”) or (iv) change our term or, except as set forth in the Elective Dissolution Provision, give any person the right to dissolve us.

No Material Adverse Effect on Rights and Preferences. Except for certain amendments in connection with our merger or consolidation and except for those amendments that may be effected by our general partner without the consent of limited partners as described above, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class adversely affected.

Opinion of Counsel and Unitholder Approval. Except as for those amendments that may be effected by our general partner without the consent of limited partners as described above, no amendments shall become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a Unit Majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of the consolidated assets owned by us and our operating subsidiaries in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination). Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our consolidated assets without the approval of a Unit Majority. Our partnership agreement generally prohibits our general partner from causing us to merge or consolidate with another entity without the approval of a Unit Majority.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the expiration of our term as provided in the partnership agreement.

(2) the withdrawal, removal, bankruptcy or dissolution of our general partner, unless a successor general partner is elected prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution and a withdrawal opinion of counsel is received by us;

(3) an election to dissolve us by our general partner that is approved by the holders of a Unit Majority;

(4) the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Act; or

(5) the sale of all or substantially all of our assets and properties and those of our subsidiaries, treated as a single consolidated entity.

Upon (a) our dissolution following the withdrawal or removal of our general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) our dissolution upon the bankruptcy or dissolution of our general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute us and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as the successor general partner a person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, we shall conduct only activities necessary to wind up our affairs.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Meetings; Voting

For purposes of determining the limited partners entitled to notice of or to vote at a meeting of limited partners or to give approvals without a meeting, our general partner may set a record date, which shall not be less than 10 nor more than 60 days before (i) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (ii) in the event that approvals are sought without a meeting, the date by which limited partners are requested in writing by our general partner to give such approvals.

If authorized by our general partner, any action that may be taken at a meeting of the limited partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the outstanding limited partner interests (including limited partner interests deemed owned by our general partner) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Special meetings of limited partners may be called by our general partner or by limited partners owning at least 20% of the outstanding partnership securities of the class or classes for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding partnership securities of the class or classes for which a meeting has been called (including limited partner interests deemed owned by our general partner), represented in person or by proxy, will constitute a quorum.

Each record holder of a common unit has one vote per common unit, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Securities.” Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are senior to, equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of any limited partners unless required by the rules of any national securities exchange on which the common units or any other partnership securities are listed for trading.

We may fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Our partnership agreement also allows our general partner to transfer all of its general partner interest in us without the approval of unitholders if:

•	the transferee agrees to assume the rights and duties of our general partner and be bound by the provisions of our partnership agreement; and

•	we receive an opinion of counsel as to limited liability and tax matters.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding units, excluding units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, excluding those held by our general partner and its affiliates.

In addition, our partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units it owns.

Change of Management Provisions

Our partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management:

•

provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management; and

•

Article 20 of our partnership agreement, is substantially the same as Section 203 of the Delaware General Corporation Law. Article 20 prohibits an “interested holder,” which is defined generally as a person or group owning 15% or more of the partnership’s outstanding units, from engaging in a “business combination” with the partnership for three years following the date such person became an interested holder unless:

(i)	Before such person or group became an interested holder, the general partner approved either the transaction in which the interested holder became an interested holder or the proposed business combination;

(ii)	Upon consummation of the transaction that resulted in the interested holder becoming an interested holder, the interested holder owns at least 85% of the outstanding units at the time the transaction commenced (excluding units held by the general partner and its affiliates); or

(iii)	Following the transaction in which such person or group became an interested holder, the business combination is approved by the general partner and authorized at a meeting of the unitholders by the affirmative vote of the holders of two-thirds of the outstanding units that are not owned by the interested holder.

Limited Call Right

If at any time our general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, our general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in our partnership agreement and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner reasonably believed to be in or (in the case of an indemnitee other than the general partner) not opposed to our best interest. Any indemnification under these provisions will only be out of our assets. Our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification.

We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

DESCRIPTION OF PARTNERSHIP SECURITIES

Limitation on Issuance of Additional Partnership Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of Available Cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we also may issue additional partnership interests that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership interests, our general partner may make, but is not required to make, additional capital contributions in us only to the extent necessary such that after taking into account the additional capital contribution made by such person and the general partner the general partner will have a capital account equal to at least 1.99% of the total of all capital accounts. If the general partner chooses not to make an additional capital contribution, such interest will be reduced to reflect its percentage of the total capital contributed. Moreover, our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest that existed immediately before each issuance. The holders of common units do not have preemptive rights to acquire additional common units or other partnership interests.

Issuance of Additional Partnership Securities

The following is a description of the general terms and provisions of our partnership securities. The particular terms of any series of partnership securities will be described in the applicable prospectus supplement and the amendment to our partnership agreement relating to that series of partnership securities, which will be filed as an exhibit to or incorporated by reference in this prospectus at or before the time of issuance of any such series of partnership securities. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below.

Our general partner is authorized to approve the issuance of one or more series of partnership securities without further authorization of the limited partners and to fix the number of securities, the designations, rights, privileges, restrictions and conditions of any such series.

The applicable prospectus supplement will set forth the number of securities, particular designation, relative rights and preferences and the limitations of any series of partnership securities in respect of which this prospectus is delivered. The particular terms of any such series will include the following:

•	the maximum number of securities to constitute the series and the designation and ranking thereof;

•

the annual distribution rate, if any, on securities of the series, whether such rate is fixed or variable or both, the dates from which distributions will begin to accrue or accumulate, whether distributions will be cumulative and whether such distributions will be paid in cash, securities or otherwise;

•

whether the securities of the series will be redeemable and, if so, the price at the terms and conditions on which the securities of the series may be redeemed, including the time during which securities of the series may be redeemed and any accumulated distributions thereof that the holders of the securities of the series will be entitled to receive upon the redemption thereof;

•	the liquidation preference, if any, applicable to securities of the series;

•

the terms and conditions, if any, on which the securities of the series will be convertible into, or exchangeable for, securities of any other class or classes of partnership securities, including the price or prices or the rate or rates of conversion or exchange and the method, is any, of adjusting the same; and

•	the voting rights, if any, of the securities of the series.

The holders of partnership securities have no preemptive rights. Partnership securities will be fully paid and non-assessable when issued upon full payment of the purchase price therefor. The prospectus supplement will contain, if applicable, a description of the material United States federal income tax consequences relating to the purchase and ownership of the series of partnership securities offered by the prospectus supplement. The transfer agent, registrar and distributions disbursement agent for the partnership securities will be designated in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct secured or unsecured general obligations; and

•	either senior debt securities or subordinated debt securities.

Star Gas Partners, L.P. may issue debt securities in one or more series, and Star Gas Finance Company may be a co-issuer of one or more series of debt securities. Star Gas Finance Company is wholly-owned by Star Gas Partners, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities will be limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section “Description of Debt Securities,” the terms “we,” “us,” “our” and “issuers” refer jointly to Star Gas Partners, L.P. and Star Gas Finance Company, and the terms “Star Gas Partners” and “Star Gas Finance” refer strictly to “Star Gas Partners, L.P. and Star Gas Finance Company, respectively.

Senior debt securities will be issued under a Senior Indenture and subordinated debt securities will be issued under a Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are each referred to as an “Indenture” and collectively referred to as the “Indentures.” We will enter into the Indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the “TIA”) (together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities, the “Trustee”). The Trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the Trustee, or as described below under “Where You Can Find More Information.” The Indentures will be subject to, and governed by, the TIA. We will execute an Indenture and/or supplemental indenture if and when we issue any debt securities. If we issue additional 8.875% Senior Notes due 2017, they will be issued under an Indenture dated as of November 16, 2010, between the issuers and Union Bank, N.A., as trustee.

The following description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates.

We have summarized below the material provisions of the Indentures in the following order:

•	those provisions that apply only to the Senior Indenture;

•	those provisions that apply only to the Subordinated Indenture; and

•	those provisions that apply to both Indentures.

We have not described the Indentures in their entirety in this prospectus.

You should read the Indentures, because they, and not this description, control your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the Indentures.

In the Indentures, the term “Subsidiary” means, with respect to any person:

•

any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or combination thereof; or

•

any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or combination thereof.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to such debt securities. These terms will include some or all of the following:

•	whether Star Gas Finance will be a co-issuer of the debt securities;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	whether we will issue the securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default or covenants; and

•	any other terms of the debt securities.

Provisions Only in the Senior Indenture

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt and structurally junior to all liabilities of our subsidiaries that do not guarantee our senior debt securities. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Only in the Subordinated Indenture

Subordinated Debt Securities Subordinated to Senior Debt

The subordinated debt securities will rank junior in right of payment to all of our Senior Debt. “Senior Debt” is defined to include all notes or other evidences of indebtedness not expressed to be subordinate or junior in right of payment to the subordinated debt securities or any other indebtedness of Star Gas Partners ranking pari passu or junior in right of payment to the subordinated debt securities.

Payment Blockages

The Subordinated Indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property (or any guarantor or its property) is involved in any liquidation, bankruptcy or similar proceeding;

•

we fail to pay the principal, interest, any premium or any other amounts on any of our Senior Debt within any applicable grace period or the maturity of such Senior Debt is accelerated following any other default, subject to certain limited exceptions set forth in the Subordinated Indenture; or

•

any other default on any of our Senior Debt occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The Subordinated Indenture will not limit the amount of Senior Debt that we incur.

Provisions That Apply to Both Indentures

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of Star Gas Partners, L.P. specified in the prospectus supplement will unconditionally guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by all subsidiaries other than “minor” subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be release.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Debt of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Debt of Star Gas Partner, L.P.

Consolidation, Merger or Asset Sale

Each Indenture will, in general, allow us to consolidate or merge with another domestic entity. Each Indenture will also allow us to sell, lease or transfer all or substantially all of our property and assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the debt securities and performance of the covenants in the Indentures.

However, we may only consolidate or merge with or into an entity or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which will include the following requirements:

•	the remaining or acquiring entity is organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring entity assumes Star Gas Partners’ obligations under the Indentures; and

•	immediately after giving effect to the transaction no Default or Event of Default (as defined below) exists.

The remaining or acquiring entity will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under the Indentures and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the Indentures.

Modification of Indentures

We may modify or amend each Indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the Indenture affected by the modification or amendment consent to it. Without the consent of each outstanding debt security affected, however, no modification may:

•	change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

•	reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

•	change the redemption date for any debt security;

•	change our obligation, if any, to pay additional amounts;

•	reduce the principal amount of an original discount debt security payable upon acceleration of maturity;

•	change the currency in which any debt security or any premium or interest on any debt security is payable;

•	change the redemption right of any holder;

•	impair the right to institute suit for the enforcement of any payment on any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the Indenture, to waive compliance with certain provisions of the Indenture or to waive certain defaults;

•	reduce quorum or voting requirements;

•	change our obligation to maintain an office or agency in the places and for the purposes required by the Indenture; or

•	modify any of the above provisions.

We may modify or amend the Indenture without the consent of any holders of the debt securities in certain circumstances, including to:

•	provide for the assumption of our obligations under the Indenture and the debt securities by a successor upon any merger, consolidation or asset transfer;

•	add covenants and events of default or to surrender any rights we have under the Indenture;

•	make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

•	secure the senior debt securities;

•	provide for successor trustees; and

•	cure any ambiguity, omission, defect or inconsistency.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults under the Indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Certain Covenants

Reports

The Indenture shall contain the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, we will:

•

for as long as we are required to file information with the SEC pursuant to the Exchange Act, deliver to the trustee, within 15 days after we file with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•

if we are required to furnish annual or quarterly reports to our equity holders pursuant to the Exchange Act, deliver to the trustee any annual report or other reports sent to our equity holders generally.

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default and Remedies

“Event of Default,” when used in an Indenture, will mean any of the following:

•	failure to pay the principal of, or any premium on, any debt security when due;

•	failure to pay interest on any debt security for 30 days after such payment is due;

•	failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice;

•	certain events of bankruptcy, insolvency or reorganization of Star Gas Partners;

•	any other Event of Default included in any Indenture or supplemental indenture;

•	if the series of debt securities is guaranteed by the Subsidiary guarantors:

•	any of the guarantees by the Subsidiary guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees by the Subsidiary guarantors is declared null and void in a judicial proceeding; or

•	any Subsidiary guarantor denies or disaffirms its obligations under the indenture or its guarantee.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the Subordinated Indenture.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee indemnification satisfactory to it. If they provide such indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities.

No Limit on Amount of Debt Securities

Neither of the Indentures will limit the amount of debt securities that we may issue. Each Indenture allows us to issue debt securities up to the principal amount that we authorize.

Registration of Notes

We may issue debt securities of a series in registered, bearer or coupon form.

Minimum Denominations

Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

No Personal Liability of General Partner

Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the general partner and its directors, officers, employees and stockholders will not have any liability for our obligations under the Indentures or the debt securities.

Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Form, Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will appoint the Trustee under each Indenture as security registrar for the debt securities issued under that Indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption in part, we will not be required:

•

to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or

•	to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Discharging our Obligations

Each Indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds cash, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the Indenture; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue certificates to each holder, except in the limited circumstances described below. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.

We will wire all payments on the global debt securities to DTC. We, any guarantor and the Trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, any guarantor, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Trustee, any guarantor or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

•	an Event of Default occurs and DTC notifies the Trustee of its decision to exchange the global debt security for certificated debt securities.

The Trustee

Resignation or Removal of Trustee

If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and either the Senior Indenture or Subordinated Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

Limitations on Trustee if it is a Creditor of Star Gas Partners

Each Indenture will contain certain limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of Star Gas Partners, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee’s eligibility to serve as such, the priority of the Trustee’s claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Governing Law

The Indenture, the debt securities and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Phillips Nizer LLP, counsel to the general partner and us, as to all material tax matters and all legal conclusions insofar as they relate to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Tax Code”), existing and proposed Treasury regulations (“Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Star Gas Partners, L.P.

The following discussion does not comment on all U.S. federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Phillips Nizer LLP and are, to the extent noted herein, based on the accuracy of certain representations that we have made to Phillips Nizer LLP.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Phillips Nizer LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (“IRS”) or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any such contest with the IRS could materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any such contest, principally legal, accounting and related fees, would result in a reduction in cash available for distribution to our unitholders and general partner and thus would be borne indirectly by our unitholders and general partner. Furthermore, our tax treatment, or the tax treatment of an investment in our units, could be significantly modified by future legislative or administrative changes or court decisions, any of which could be retroactively applied.

For the reasons described below, Phillips Nizer LLP has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (see “Tax Consequences of Unit Ownership—Treatment of Short Sales” beginning on page 33); and (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see “Disposition of Common Units—Allocations Between Transferors and Transferees” beginning on page 36).

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted tax basis in his partnership interest.

Section 7704 of the Tax Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes dividend income. Other types of qualifying income include interest (other than from a financial business), income and gains derived from the exploration, development, mining or production, processing, refining, transportation or marketing of minerals or natural resources, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current income is not qualifying income; however, this is only an estimate and the actual percentage could differ. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Phillips Nizer LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income.

As stated above, no ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for U.S. federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Tax Code. Instead, we will rely on the opinion of Phillips Nizer LLP that, based upon the Tax Code, its Treasury Regulations, published revenue rulings and court decisions and the representations described below, we will satisfy the Qualifying Income Exception and be taxed as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Phillips Nizer LLP has relied on factual representations made by us and the general partner. These representations include:

(a)	We have not elected and will not elect to be treated as a corporation;

(b)	We have been and will be operated in accordance with all applicable partnership statutes and our partnership agreement and its description in this prospectus; and

(c)	For each taxable year more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof or income from dividends or noncontingent interest (but which is not from a financial business).

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. However, if we were taxable as a corporation, we would not be required to include dividends from our corporate subsidiaries in our taxable income or we would be entitled to a dividends received deduction in computing our taxable income which would generally offset the dividend income that we receive from our corporate subsidiaries. If we were taxable as a corporation, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his common units that reduces basis dollar-for-dollar, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation could result in a material reduction in a unitholder’s cash flow and after-tax return and thus could result in a substantial reduction of the value of the units.

The discussion below is based on Phillips Nizer LLP’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Star Gas Partners will be treated as partners of Star Gas Partners for U.S. federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Star Gas Partners for U.S. federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. See “Tax Consequences of Unit Ownership—Treatment of Short Sales” beginning on page 33. Income, gain, deductions or losses would not be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Star Gas Partners.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Star Gas Partners for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. We will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions that we make to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent that the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” beginning on page 35. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See “Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses” beginning on page 31.

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Tax Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions. Because we own virtually no depreciable or amortizable assets and anticipate that virtually all of our income will be dividend and interest income, we anticipate that a purchaser of common units in this offering will generally be allocated an amount of U.S. federal taxable income each year that will be approximately equal to the amount of cash distributed to him with respect to that year. However, there is a risk that a unitholder will be allocated taxable income in excess of the cash distributed to him with respect to a particular year or will be allocated taxable income without any cash being distributed to him with respect to a particular year.

Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See “Disposition of Common Units—Recognition of Gain or Loss” beginning on page 35.

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or a corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitations in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar agreement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available only to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including investments that we may make or a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of passive income that we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to income that is treated as portfolio income under the passive loss rules; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our income which is treated as portfolio income under the passive loss rules will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in the following manner:

(1)	first, to the common unitholders in accordance with their percentage interest in us until the common unitholders have been allocated an amount equal to the minimum quarterly distributions payable with respect to the common units;

(2)	second, to the general partner until the general partner has been allocated an amount equal to the minimum quarterly distributions payable with respect to the general partner units;

(3)	third, 90% to the common unitholders in accordance with their percentage interest in us and 10% to the general partner, until the common unitholders and general partner have been allocated an amount equal to the first target distributions; and

(4)	finally, 80% to the common unitholders in accordance with their percentage interest in us and 20% to the general partner.

If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Tax Code to account for (i) any difference between the U.S. federal income tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the U.S. federal income tax basis and fair market value of any property contributed to us that exists at the time of such contribution, with any such difference referred to in this discussion as a “Book-Tax Disparity.” In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, generally will be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” as determined under Treasury Regulations promulgated under the Tax Code. In any other case, a unitholder’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the unitholders in profits and losses;

•	the interests of all the unitholders in cash flow; and

•	the rights of all the unitholders to distributions of capital upon liquidation.

Phillips Nizer LLP is of the opinion that, with the exception of the issues described in “— Disposition of Common Units – Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Phillips Nizer LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also “Disposition of Common Units—Recognition of Gain or Loss” beginning on page 35.

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. In general, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is currently 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. In addition, through December 31, 2012, qualified dividend income will generally be taxed at the long-term capital gains rate. Absent new legislation, beginning January 1, 2013, dividends will generally be taxed as ordinary income. These rates are subject to change by new legislation at any time.

A new 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts is scheduled to apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes both a unitholder’s allocable share of our dividend and interest income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Tax Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Tax Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee’s share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Tax Code. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. See “Disposition of Common Units—Allocations Between Transferors and Transferees” beginning on page 36.

Initial Tax Basis. The tax basis of our assets will be used for purposes of computing, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and our unitholders as of that time. See “Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” beginning on page 32.

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the determination of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Unitholders will be required to recognize gain or loss on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized will include a unitholder’s share of our nonrecourse liabilities, the gain recognized on a sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or changing these rates). However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Tax Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own, if any. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may be used only to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Tax Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Tax Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer who enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to below as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Tax Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferor unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury regulations are issued. Accordingly, Phillips Nizer LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or applies only to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges that, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve-months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and common unitholders receiving two Schedule K-1) for one fiscal year and the cost of the preparation of the returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Tax Code. Finally, a termination would result in a deferral of our deductions for depreciation on our depreciable assets, if any. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any new tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. If we own any depreciable or amortizable assets, we will adopt depreciation and amortization conventions necessary to preserve the uniformity of the intrinsic tax characteristics of our units.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. We anticipate that virtually all of our income will be dividend or interest income. A portion of our dividend and interest income will not be unrelated business taxable income to a unitholder that is a tax-exempt organization. However, any portion of our dividend or interest income which is treated as attributable to debt financed property will be unrelated business taxable income to a unitholder that is a tax-exempt organization and will be taxable to them. Moreover, we may incur other types of income that will be unrelated business taxable income to a unitholder which is a tax-exempt organization and will be taxable to them.

We will withhold tax at a rate of 30% on the portion of our dividend and interest income that is allocable to any non-resident alien or foreign corporation, trust or estate that owns our units. Withholding will be imposed with respect to each non-U.S. foreign unitholder’s share of our dividend and interest income regardless of whether any distributions are made to the non-U.S. unitholder.

We do not currently anticipate that we will recognize any income other than dividend and interest income. However, if we do realize other income that is effectively connected with a United States trade or business, non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, in such circumstances, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business if we earn income effectively connected with a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirement under Section 6038C of the Tax Code.

A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, if we recognize income other than dividend and interest income, a non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the non-U.S. unitholder. Because a non-U.S. unitholder would be considered to be engaged in business in the United States by virtue of the ownership of units in such circumstances, under this ruling a non-U.S. unitholder who sells or otherwise disposes of a unit generally would be subject to U.S. federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a non-U.S. unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been described above, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Tax Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Phillips Nizer LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Tax Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is:

1. a person that is not a United States person;

2. a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3. a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Tax Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related and Assessable Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Tax Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority”; or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Tax Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Tax Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. See “—Information and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy Related Penalties.”

•	for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, nondeductability of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions”.

State, Local, and Other Tax Considerations

Because we anticipate that all our income will be dividend or interest income, we do not anticipate that you will be subject to state and local taxes with respect to your share of our income. However, if we realize other types of income, in addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Phillips Nizer LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

PLAN OF DISTRIBUTION

We may sell securities described in this prospectus and any accompanying prospectus supplement to one or more underwriters for public offering and sale, and we also may sell securities to investors directly or through one or more broker-dealers or agents.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

If we use underwriters or dealers in the sale, they will acquire the securities for their own account and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell the securities directly or through agents designated by us from time to time. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the ‘Securities Act”), with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the Internet, to sell offered securities directly.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with FINRA Rule 2310.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market.

Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act of 1933.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

LEGAL MATTERS

The validity of the securities will be passed upon for Star Gas Partners by Phillips Nizer LLP, New York, New York. Certain tax matters will be passed upon for Star Gas Partners by Phillips Nizer LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of Star Gas Partners, L.P. as of September 30, 2010 and 2009, and for each of the years in the three-year period ended September 30, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of September 30, 2010 contains an explanatory paragraph that states that the Partnership acquired Champion Energy Corporation (“CEC”) during 2010. CEC’s internal control over financial reporting is associated with total assets and revenues of $74 million and $25 million, respectively, included in the consolidated financial statements of the Partnership as of and for the year ended September 30, 2010. The audit of internal control over financial reporting of Star Gas Partners, L.P. excluded an evaluation of internal control over financial reporting of Champion Energy Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also make available to our unitholders, annual reports, which include financial statements audited by our independent certified public accountants and other reports which the law requires us to send to our unitholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We also make available free of charge on our website, at http://www.star-gas.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Our common units are listed on the New York Stock Exchange under the symbol “SGU.” You can inspect and copy reports, proxy statements and other information about us at the New York Stock Exchange’s office at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any documents subsequently filed with the SEC by Star Gas Partners, L.P. pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit) until all offerings under this shelf registration statement are completed, including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement:

The following documents that we filed with the SEC are incorporated by reference in this prospectus:

•	Star Gas Partners’ Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

•	Star Gas Partners’ Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2010 and March 31, 2011.

•

Star Gas Partners’ Current Reports on Form 8-K filed on October 26, 2010; November 9, 2010; November 12, 2010 (two Form 8-K’s); November 16, 2010; December 9, 2010; January 25, 2011; February 7, 2011; April 14, 2011; May 4, 2011; and June 7, 2011.

•

The description of the common units representing limited partnership interests contained in the Registration Statement on Form 8-A, initially filed May 15, 1998, and any subsequent amendment thereto filed for the purpose of updating such description.

We will provide you upon written or oral request and without charge a copy of any document incorporated by reference in this prospectus or any exhibit specifically incorporated by reference in those documents. You may request copies of these documents by contacting us at: Star Gas LLC, 2187 Atlantic Street, Stamford, Connecticut 06902 (telephone number: (203) 328-7310), Attention: Richard F. Ambury, Chief Financial Officer.

ANNEX A—APPLICATION FOR TRANSFER OF COMMON UNITS

No transfer of the Common Units will be registered on the books of the Partnership, unless the certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form shown or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units.

The Assignee

(a)	requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Second Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”),

(b)	represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement,

(c)	appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement,

(d)	gives the powers of attorney provided for in the Partnership Agreement and

(e)	makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to those terms in the Partnership Agreement.

Date: ____________

Social Security or other identifying number of Assignee	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation

☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity

☐ Foreign Corporation	☐ Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Tax Code, the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.	Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is __________.

3.	My home address is _____________________________.

B.	Partnership, Corporation or Other Interestholder

1.	_______________________ is not a foreign corporation, foreign partnership,
(Name of Interestholder)
foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder is not a disregarded entity as defined in 1.1445-2(b)(a)(iii) of the Treasury Regulations.

3.	The interestholder’s U.S. employer identification number is ____________.

4.	The interestholder’s office address and place of incorporation (if applicable) is ____________.

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the IRS by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

(Name of Interestholder)
Signature and Date
Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

ANNEX B—GLOSSARY OF TERMS

Available Cash: For any quarter prior to liquidation:

(a)	the sum of:

(1)	all cash and cash equivalents of Star Gas Partners and its subsidiaries on hand at the end of that quarter, and

(2)	all additional cash and cash equivalents of Star Gas Partners and its subsidiaries on hand on the date of determination of Available Cash for that quarter resulting from Working Capital Borrowings after the end of that quarter;

(b)	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

(1)	provide for the proper conduct of the business of Star Gas Partners and its subsidiaries (including reserves for future capital expenditures) after that quarter,

(2)	provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters, or

(3)	comply with applicable law or any debt instrument or other agreement or obligation to which any member of Star Gas Partners and its subsidiaries is a party or its assets are subject;

provided, that disbursements made by Star Gas Partners and its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of Available Cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that quarter if the general partner so determines.

Capital Account: The capital account maintained for a partner under the amended and restated partnership agreement. The Capital Account for a common unit, a general partner unit or any other specified interest in Star Gas Partners shall be the amount which that Capital Account would be if that common unit, general partner unit or other interest in Star Gas Partners were the only interest in Star Gas Partners held by a partner.

Capital Surplus: All Available Cash distributed by Star Gas Partners from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of Star Gas Partners equals the Operating Surplus as of the end of the quarter before that distribution. Any excess Available Cash will be deemed to be Capital Surplus.

Closing Price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the board of directors of the general partner. If on that day no market maker is making a market in the units of that class, the fair value of such units on that day as determined reasonably and in good faith by the board of directors of the general partner.

Current Market Price: With respect to any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices for the 20 consecutive trading days immediately prior to such date.

Effective Date: April 28, 2006.

Interim Capital Transactions:

(a)	borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by Star Gas Partners or any of its subsidiaries;

(b)	sales of equity interests by Star Gas Partners or any of its subsidiaries; and

(c)	sales or other voluntary or involuntary dispositions of any assets of Star Gas Partners or any of its subsidiaries (other than sales or other dispositions of inventory in the ordinary course of business, sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business and sales or other dispositions of assets as a part of normal retirements or replacements), in each case before the dissolution and liquidation of Star Gas Partners.

Operating Expenditures: All expenditures of Star Gas Partners and its subsidiaries including taxes, reimbursements of the general partner, debt service payments, capital expenditures and amounts used to repurchase common units on a non-pro rata basis (other than those made with the proceeds of Interim Capital Transactions), subject to the following:

(a)	Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is:

(1)	required for the sale or other disposition of assets or

(2)	made for the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the general partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by Star Gas Partners and its subsidiaries within 180 days before or after that payment to the extent of the principal amount of that indebtedness.

(b)	Operating Expenditures shall not include:

(1)	capital expenditures made for acquisitions or for capital improvements (as opposed to capital expenditures made to maintain assets),

(2)	payment of transaction expenses relating to Interim Capital Transactions, or

(3)	distributions to partners. Where capital expenditures are made in part for acquisitions or capital improvements and in part for other purposes, the general partner’s good faith allocation between the amounts paid for each shall be conclusive.

Operating Surplus: As to any period before liquidation:

(a)	the sum of:

(1)	$22,000,000, plus all cash of Star Gas Partners and its subsidiaries on hand as of the close of business on the Effective Date,

(2)	all the cash receipts of Star Gas Partners and its subsidiaries for the period beginning on the Effective Date and ending with the last day of that period, other than cash receipts from Interim Capital Transactions (except to the extent specified in the amended and restated partnership agreement), and

(3)	all cash receipts of Star Gas Partners and its subsidiaries after the end of that period but on or before the date of determination of Operating Surplus for the period resulting from borrowings for working capital purposes; less

(b)	the sum of:

(1)	Operating Expenditures for the period beginning on the Effective Date and ending with the last day of that period, and

(2)	the amount of cash reserves that is necessary or advisable in the reasonable discretion of the general partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to Star Gas Partners or any of its subsidiaries or disbursements on behalf of Star Gas Partners or any of its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of Available Cash for that period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within that period if the general partner so determines.

Notwithstanding the foregoing, “Operating Surplus” for the quarter in which the liquidation date occurs and any later quarter shall equal zero.

Working Capital Borrowings: Borrowings under a facility or other arrangement requiring all of its borrowings to be reduced to a relatively small amount each year for an economically meaningful period of time. Borrowings that are not intended exclusively for working capital purposes shall not be treated as Working Capital Borrowings.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below are the expenses expected to be incurred in connection with the rights offering. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

SEC Registration Fee	$29,025
Printing and Engraving Expenses	10,000	*
New York Stock Exchange Listing Fee	—	*
Accounting Fees and Expenses	10,000	*
Legal Fees and Expenses	25,000	*
Miscellaneous	5,975	*

Total	$80,000	*

*	Because an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of the securities are not currently determinable. The amounts shown are estimates of expenses for the amount of securities that the registrants are currently authorized to issue, but do not limit the amount of securities that may be offered.

Item 15.	Indemnification of Directors and Officers

Star Gas Partners, L.P.

The Partnership Agreement of Star Gas Partners provides that Star Gas Partners will indemnify (to the fullest extent permitted by applicable law) certain persons from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with any claim, demand, action, suit or proceeding to which the indemnitee is or was an actual or threatened party and which relates to the Partnership Agreement or the property, business, affairs or management of Star Gas Partners. This indemnity is available only if the indemnitee acted in good faith, in a manner in which such indemnitee believed to be in, or not opposed to, the best interests of Star Gas Partners and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the general partner of Star Gas Partners, any departing partner, any affiliate of the general partner or any departing partner or any affiliate of either, or any person who is or was serving at the request of the general partner, any departing partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the indemnitee in advance, subject to receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the indemnitee is not entitled to indemnification. Star Gas Partners will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the indemnitees, whether or not Star Gas Partners would have the power to indemnify such indemnitees against liability under the applicable partnership agreement. The general partner maintains a policy of directors’ and officers’ liability insurance on behalf of its officers and directors.

Star Gas Finance Company

The Certificate of Incorporation of Star Gas Finance Company permits it to indemnify its directors, officers, employees and agents to the extent permitted by Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”).

With respect to actions other than those by or in the right of Star Gas Finance Company, Section 145(a) of the Delaware General Corporation Law permits Star Gas Finance Company to indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was (i) a director, officer, employee or agent of Star Gas Finance Company, or (ii) serving at the request of Star Gas Finance Company as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Star Gas Finance Company may indemnify the person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with such an action, suit or proceeding if it is determined that such person acted in good faith and in a manner s/he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful.

With respect to actions by or in the right of Star Gas Finance Company, Section 145(b) permits Star Gas Finance Company to indemnify any person who was, is or is threatened to be made a party (by reason of the same facts as in the preceding paragraph) to any threatened, pending or completed action or suit to procure judgment in favor of Star Gas Finance Company. Star Gas Finance Company may indemnify the person against expenses (including attorneys’ fees) that are actually and reasonably incurred in connection with the defense or settlement of the action or suit. However, if the person is adjudged liable, Star Gas Finance Company may not indemnify the person unless a court of competent jurisdiction determines that even though the person was adjudged liable, the circumstances fairly and reasonably entitle the person to indemnity, but then only to the extent that the court deems proper.

Pursuant to Section 145(c), Star Gas Finance Company must indemnify any present or former director or officer who was successful on the merits or otherwise in defense of any of the above described proceedings or in defense of any claim, issue or matter in any such proceeding against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Pursuant to Section 145(e), Star Gas Finance Company may pay advance of a final disposition the expenses (including attorneys’ fees) of an officer or director to defend a proceeding if the person (or some other person on his or her behalf) undertakes to repay the advanced expenses in the event that it is ultimately determined that the person is not entitled to indemnification by Star Gas Finance Company.

Section 145(f) provides that indemnification or advancement of expenses under other provisions of Section 145 are not exclusive of other rights that a person seeking the same may have under any bylaw, provision of any other agreement, or vote of stockholders or disinterested directors or otherwise.

Section 145(g) permits Star Gas Finance Company to purchase insurance on behalf of its directors and officers against any liability asserted against and incurred by them in such capacity, or arising out of their status as such, whether or not Star Gas Finance Company would have the power to indemnify directors and officers against the liability for which the insurance is purchased.

Star Gas Finance Company will, to the extent commercially reasonable, purchase and maintain insurance on behalf of its indemnitees, whether or not it would have the power to indemnify such indemnitees against liability under its Certificate of Incorporation or By-Laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Star Gas Finance Company pursuant to the foregoing provisions, Star Gas Finance Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Certificate of Incorporation also provides that, to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, the directors of Star Gas Finance Company shall not be liable to the company for monetary damages for the breach of fiduciary duty as a director. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) any breach of the duty of loyalty, (ii) any acts or omissions either not in good faith or involving either intentional misconduct or a knowing violation of law, (iii) certain unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers of Registrant Guarantors

Delaware Registrant Guarantors

Champion Energy Corporation (“Champion”), Hoffman Fuel Company of Bridgeport (“Bridgeport”), Hoffman Fuel Company of Danbury (“Danbury”), Hoffman Fuel Company of Stamford (“Stamford”), Meenan Oil Co., Inc. (“Meenan Inc.”), Petro, Inc. (“Petro”), Rye Fuel Company (“Rye”), each a Delaware corporation (each a “Delaware Corporate Subsidiary”)

The indemnification provisions of the DGCL Section 145 described in “Indemnification of Directors and Officers of Star Gas Finance Company” above also relate to the directors and officers of each Delaware Corporate Subsidiary.

Neither the bylaws or certificate of incorporation of Champion contain provisions regarding the indemnification of directors and officers or limitations on the liability of directors.

The certificates of incorporation of Bridgeport, Danbury and Stamford contain indemnification provisions providing for the indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL.

The bylaws of Meenan Inc. contain indemnification provisions that provide for the indemnification of its officers and directors to the fullest extent permitted by the DGCL. In addition, the bylaws specifically authorize the corporation to purchase and maintain insurance to protect itself and its officers and directors against any liability, whether or not the corporation would have the power to indemnify such person against such expense under its bylaws. The certificate of incorporation of Meenan contains provisions eliminating a director’s personal liability to the fullest extent permitted by Section 102(7)(b) of the DGCL. The certificate of incorporation also contains indemnification provisions providing for the indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL.

The bylaws of Petro contain provisions providing for the indemnification of officers and directors if the officer or director acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The certificate of incorporation of Rye contains indemnification provisions providing for the indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL.

Columbia Petroleum Transportation, LLC a Delaware limited liability company (“Columbia”)

Section 18-108 of the Delaware Limited Liability Company Act (“DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of Columbia contains indemnification provisions that provide for the indemnification of its directors and officers to the fullest extent permitted by the DLLCA, as amended. In addition, the limited liability company agreement specifically authorizes the company to purchase and maintain insurance to protect itself and its officers and directors against any liability or loss.

Meenan Oil Co., L.P., a Delaware limited partnership (“Meenan”)

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Neither the agreement of limited partnership or certificate of limited partnership of Meenan contain provisions regarding the indemnification of directors or officers or limitations on the liability of directors.

Connecticut Registrant Guarantor

Champion Oil Company, a Connecticut corporation (“Champion Oil”)

Section 33-756 of the Connecticut Business Corporation Act (“CBCA”) provides that a director is not liable for any action taken as a director, or any failure to take any action, if he performed the duties of his office (1) in good faith, (2) with the care an ordinary prudent person in a like position would exercise under similar circumstances, and (3) in a manner he reasonably believes to be in the best interests of the corporation.

Section 33-765 of the CBCA provides that an officer is not liable for any action taken as an officer, or any failure to take any action, if he performed the duties of his office (1) in good faith, (2) with the care an ordinary prudent person in a like position would exercise under similar circumstances, and (3) in a manner he reasonably believes to be in the best interests of the corporation.

Section 33-772 of the CBCA provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 33-771 of the CBCA further provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if (1) (A) He conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation.

Section 33-772 of the CBCA further provides that a corporation may not indemnify a director: (1) In connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director (A) conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Section 33-777 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability.

Neither the bylaws or certificate of incorporation of Champion Oil contain provisions regarding the indemnification of directors or officers or limitations on the liability of directors.

District of Columbia Registrant Guarantor

A.P. Woodson Company (“A.P. Woodson”)

Section 29-101.04 of the District of Columbia Business Corporation Act provides that a corporation has the power to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise.

Neither the bylaws nor certificate of incorporation of A.P. Woodson contains provisions regarding the indemnification of directors or officers or limitations on the liability of directors.

Florida Registrant Guarantor

TG&E Service Company, Inc. (“TG&E”)

Section 607.0850 of the Florida Business Corporation Act (“FBCA”) provides that a corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability and expenses incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 607.0850 of the FBCA further provides that a corporation shall indemnify against expenses reasonably and actually incurred by a director or officer who has been successful on the merits or otherwise in defense of any such proceeding.

The bylaws of TG&E contain provisions providing for the indemnification of officers and directors with respect to any proceeding by reason of the fact that he is or was a director or officer against such costs and expenses as permitted under Florida Law. In addition, the bylaws specifically authorize the corporation to purchase and maintain insurance for indemnification of any officer or director.

Maryland Registrant Guarantors

Marex Corporation, C. Hoffberger Company, each a Maryland corporation (the “Maryland corporations”)

Section 2-418 of the Maryland General Corporation Law (“MGCL”) permits indemnification of any officer or director made a party to any proceeding by reason of service as an officer or director unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may be against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the director or officer in connection with the proceeding; but, if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. If the proceeding is one charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, indemnification of the director or officer is not permitted if the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. Under section 2-418 of the MGCL, the corporation is required to indemnify a director for reasonable expenses incurred if such individual has been successful, on the merits or otherwise, in defense of any proceeding arising out of such individual’s official capacity. Indemnification under the provisions of Maryland law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, bylaws, any resolution of stockholders or directors, any agreement or otherwise.

Neither the bylaws nor certificates of incorporation of the Maryland Corporations contains provisions regarding the indemnification of directors and officers or limitations on the liability of directors.

Minnesota Registrant Guarantors

Petro Holdings, Inc. (“Holdings”), Petroleum Heat and Power Co., Inc. (“PH&P”), Star Acquisitions, Inc. (“Star”), each a Minnesota corporation

Section 302A.521 of the Minnesota Business Corporation Act (“MBCA”) provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person, (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and;

(4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 302A.521 of the MBCA further provides that a corporation may purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability.

The articles of incorporation of Holdings provide that the directors shall not be liable to the corporation for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the MBCA.

The bylaws of PH&P provide that the corporation shall indemnify all officers and directors for expenses and liabilities to the fullest extent permitted by Section 302A.521 of the MBCA.

The articles of incorporation of Star provide that the directors shall not be liable to the corporation for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the MBCA.

New Jersey Registrant Guarantors

Petro Plumbing Corporation (“Plumbing”), RegionOil Plumbing, Heating and Cooling Co., Inc. (“Regionoil”), each a New Jersey corporation

Section 14A:3-5 of the New Jersey Business Corporation Act (“NJBA”) provides for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the NJBA, a corporation may purchase insurance on behalf of an officer or director of the corporation against incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the NJBA.

The bylaws and certificate of incorporation of Plumbing contain provisions providing for the indemnification of officers and directors to the maximum extent permitted under the NJBA.

The certificate of incorporation of Regionoil provides that directors and officers shall not be personally liable for damages for breach of any duty owed to the corporation provided that the officer or director acted in good faith and not in knowing violation of the law or for improper personal gain.

New York Registrant Guarantors

Meenan Holdings of New York, Inc. (“Meenan New York”), Lewis Oil Company (“Lewis”), each a New York corporation

Section 722 of the New York Business Corporation Law (“NYBCL”) provides that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding ( other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 726 of the NYBCL provides that a corporation shall have the power to purchase and maintain insurance to indemnify directors and officers in instances where they may be indemnified under the NYBCL.

The bylaws of Meenan New York provide that the corporation shall indemnify all officers and directors for expenses and liabilities relating to any proceedings such officer or director is involved in because of his position of officer or director if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Neither the bylaws nor certificate of incorporation of Lewis contains provisions regarding the indemnification of directors and officers or limitations on the liability of directors.

Minnwhale LLC, a New York limited liability company (“Minnwhale”)

Section 420 of the New York Limited Liability Company Law provides that subject to the standards and restrictions, if any, set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless, and advance expenses to, any officer or director, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to such officer or director establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The operating agreement of Minnwhale contains provisions providing for the indemnification of officers and directors to the maximum extent permitted by law. The operating agreement further provides that the company shall pay or reimburse to the fullest extent allowed by law, indemnified costs incurred by officers or directors.

Pennsylvania Registrant Guarantors

Ortep of Pennsylvania, Inc. (“Ortep”), J.J. Skelton Oil Company (“Skelton”), each a Pennsylvania corporation

Section 1743 of the Pennsylvania Business Corporation Law (“PBCL”) provides that a corporation shall indemnify against expenses actually and reasonably for officers and directors to the extent such officer or director has been successful on the merits or otherwise in defense of certain actions and proceedings.

Section 1747 of the PBCL provides that a corporation shall have the power to purchase and maintain insurance to indemnify directors and officers in instances where they may be indemnified under the PBCL.

Neither the bylaws nor articles of incorporation of Ortep contains provisions regarding the indemnification of directors and officers or limitations on the liability of directors.

Neither the bylaws nor certificate of incorporation of Skelton contains provisions regarding the indemnification of directors and officers or limitations on the liability of directors.

CFS LLC (“CFS”), Richland Partners, LLC (“Richland”), each a Pennsylvania limited liability company

Section 8945 of the Pennsylvania Limited Liability Company Law provides that a limited liability company may and shall have the power to indemnify and hold harmless any officer or director from and against any and all claims and demands whatsoever.

The operating agreements of CFS and Richland contain provisions providing for the indemnification of officers and directors to the maximum extent permitted by law. The operating agreement further provides that the company shall pay or reimburse to the fullest extent allowed by law, indemnified costs incurred by officers or directors.

Item 16.	Exhibits

(a) The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit No.	Incorp by Ref to Exh.	Description

1.1	+	Form of Underwriting Agreement

3.1	3.1(1)	Amended and Restated Certificate of Limited Partnership of Star Gas Partners, L.P.

3.2	99.1(2)	Second Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P.

3.3	99.3(3)	Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P.

3.4	4.3(4)	Amendment No. 2 to Second Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P.

3.5	4.1(5)	Form of Common Unit Certificate of Star Gas Partners, L.P.

4.1	10.23(6)	Indenture dated November 16, 2010 for the 8.875% Senior Notes due 2017 (including form of Note).

4.2	*	Form of Senior Indenture.

4.3	*	Form of Subordinated Indenture.

5.1	*	Opinion of Phillips Nizer LLP as to the validity of the securities being registered.

8.1	*	Opinion of Phillips Nizer LLP as to certain tax matters.

12.1	*	Computation of ratio of earnings to fixed charges.

23.1	*	Consent of KPMG LLP.

23.2	*	Consent of Phillips Nizer LLP (included in opinion filed as Exhibit 5.1).

23.3	*	Consent of Phillips Nizer LLP (included in opinion filed as Exhibit 8.1).

24.1	*	Powers of Attorney (included on page II-6 of the Registration Statement Signature Page).

25.1	*	Form T-1 Statement of Eligibility and Qualification respecting the Indenture dated November 16, 2010.

25.2	++	Form T-1 Statement of Eligibility and Qualification respecting the Senior Indenture.

25.3	++	Form T-1 Statement of Eligibility and Qualification respecting the Subordinated Indenture.

+	To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrants.
++	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a current report on Form 8-K to be filed by the registrants in connection with a specific offering and incorporated herein by reference in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.
*	Filed herewith.
(1)	Incorporated by reference to an exhibit to the Registrant’s Quarterly Report on Form 10- filed with the commission on May 9, 2006.
(2)	Incorporated by reference to an exhibit to the Registrant’s current Form 8-K dated April 28, 2006.
(3)	Incorporated by reference to an exhibit to the Registrant’s current Form 8-K dated July 20, 2006.
(4)	Incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.
(5)	Incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-3 (SEC File No. 333-131098).
(6)	Incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)2 of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on June 30, 2011.

STAR GAS PARTNERS, L.P. (Registrant)

By:	KESTREL HEAT LLC, its general partner

By:	/s/ DANIEL P. DONOVAN
Daniel P. Donovan Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Paul A. Vermylen, Jr., Daniel P. Donovan and Richard F. Ambury and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- or post-effective amendment) of and supplements to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL P. DONOVAN Daniel P. Donovan	President and Chief Executive Officer and Director Kestrel Heat, LLC	June 30, 2011

/s/ RICHARD F. AMBURY Richard F. Ambury	Chief Financial Officer (Principal Financial Officer) Kestrel Heat, LLC	June 30, 2011

/s/ RICHARD G. OAKLEY Richard G. Oakley	Vice President – Controller (Principal Accounting Officer) Kestrel Heat, LLC	June 30, 2011

/s/ PAUL A. VERMYLEN, JR. Paul A. Vermylen, Jr.	Non-Executive Chairman of the Board and Director Kestrel Heat, LLC	June 30, 2011

/s/ HENRY D. BABCOCK Henry D. Babcock	Director Kestrel Heat, LLC	June 30, 2011

C. Scott Baxter	Director Kestrel Heat, LLC	June , 2011

/s/ BRYAN H. LAWRENCE Bryan H. Lawrence	Director Kestrel Heat, LLC	June 30, 2011

/s/ SHELDON B. LUBAR Sheldon B. Lubar	Director Kestrel Heat, LLC	June 30, 2011

/s/ WILLIAM P. NICOLETTI William P. Nicoletti	Director Kestrel Heat, LLC	June 30, 2011

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on June 30, 2011.

STAR GAS FINANCE COMPANY
(Registrant)

By:	/s/
Daniel P. Donovan
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Paul A. Vermylen, Jr., Daniel P. Donovan and Richard F. Ambury and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- or post-effective amendment) of and supplements to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel P. Donovan	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2011

/s/ Richard F. Ambury	Chief Financial Officer (Principal Financial Officer) and Director	June 30, 2011

/s/ Richard G. Oakley	Vice President—Controller (Principal Accounting Officer)	June 30, 2011

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on June 30, 2011.

A.P. WOODSON COMPANY

C. HOFFBERGER COMPANY

CHAMPION ENERGY CORPORATION

CHAMPION OIL COMPANY

HOFFMAN FUEL COMPANY OF BRIDGEPORT

HOFFMAN FUEL COMPANY OF DANBURY

HOFFMAN FUEL COMPANY OF STAMFORD

J.J. SKELTON OIL COMPANY

LEWIS OIL COMPANY

MAREX CORPORATION

MEENAN HOLDINGS OF NEW YORK, INC.

MEENAN OIL CO., INC.

MINNWHALE LLC

ORTEP OF PENNSYLVANIA, INC.

PETROLEUM HEAT AND POWER CO., INC.

PETRO HOLDINGS, INC.

PETRO PLUMBING CORPORATION

PETRO, INC.

REGIONOIL PLUMBING, HEATING AND COOLING CO., INC.

RICHLAND PARTNERS, LLC

RYE FUEL COMPANY

STAR ACQUISITIONS, INC.

TG&E SERVICE COMPANY, INC.

By:	/S/ DANIEL P. DONOVAN
Daniel P. Donovan
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Paul A. Vermylen, Jr., Daniel P. Donovan and Richard F. Ambury and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- or post-effective amendment) of and supplements to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ DANIEL P. DONOVAN Daniel P. Donovan	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2011

/s/ RICHARD F. AMBURY Richard F. Ambury	Chief Financial Officer and Director (Principal Financial Officer)	June 30, 2011

/s/ RICHARD G. OAKLEY Richard G. Oakley	Vice President – Controller (Principal Accounting Officer)	June 30, 2011

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on June 30, 2011.

MEENAN OIL CO., L.P.

By:	MEENAN OIL CO., INC., its general partner

By:	/S/ DANIEL P. DONOVAN
Daniel P. Donovan
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Paul A. Vermylen, Jr., Daniel P. Donovan and Richard F. Ambury and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- or post-effective amendment) of and supplements to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ DANIEL P. DONOVAN Daniel P. Donovan	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2011

/s/ RICHARD F. AMBURY Richard F. Ambury	Chief Financial Officer and Director (Principal Financial Officer)	June 30, 2011

/s/ RICHARD G. OAKLEY Richard G. Oakley	Vice President – Controller (Principal Accounting Officer)	June 30, 2011

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on June 30, 2011.

CFS LLC

By:	RICHLAND PARTNERS, LLC, its sole member

By:	/s/ DANIEL P. DONOVAN
Daniel P. Donovan
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Paul A. Vermylen, Jr., Daniel P. Donovan and Richard F. Ambury and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- or post-effective amendment) of and supplements to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ DANIEL P. DONOVAN Daniel P. Donovan	President, Chief Executive Officer and Director of Richland Partners, LLC (Principal Executive Officer)	June 30, 2011

/s/ RICHARD F. AMBURY Richard F. Ambury	Chief Financial Officer and Director of Richland Partners, LLC (Principal Financial Officer)	June 30, 2011

/s/ RICHARD G. OAKLEY Richard G. Oakley	Vice President – Controller of Richland Partners, LLC (Principal Accounting Officer)	June 30, 2011

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on June 30, 2011.

COLUMBIA PETROLEUM TRANSPORTATION, LLC

By:	RICHLAND PARTNERS, LLC, its sole member

By:	/s/ DANIEL P. DONOVAN
Daniel P. Donovan
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Paul A. Vermylen, Jr., Daniel P. Donovan and Richard F. Ambury and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- or post-effective amendment) of and supplements to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ DANIEL P. DONOVAN Daniel P. Donovan	President, Chief Executive Officer and Director of Richland Partners, LLC (Principal Executive Officer)	June 30, 2011

/s/ RICHARD F. AMBURY Richard F. Ambury	Chief Financial Officer and Director of Richland Partners, LLC (Principal Financial Officer)	June 30, 2011

/s/ RICHARD G. OAKLEY Richard G. Oakley	Vice President – Controller of Richland Partners, LLC (Principal Accounting Officer)	June 30, 2011

EXHIBIT INDEX

The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit No.	Incorp by Ref to Exh.	Description

1.1	+	Form of Underwriting Agreement

3.1	3.1(1)	Amended and Restated Certificate of Limited Partnership of Star Gas Partners, L.P.

3.2	99.1(2)	Second Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P.

3.3	99.3(3)	Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P.

3.4	4.3(4)	Amendment No. 2 to Second Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P.

3.5	4.1(5)	Form of Common Unit Certificate of Star Gas Partners, L.P.

4.1	10.23(6)	Indenture dated November 16, 2010 for the 8.875% Senior Notes due 2017 (including form of Note).

4.2	*	Form of Senior Indenture.

4.3	*	Form of Subordinated Indenture.

5.1	*	Opinion of Phillips Nizer LLP as to the validity of the securities being registered.

8.1	*	Opinion of Phillips Nizer LLP as to certain tax matters.

12.1	*	Computation of ratio of earnings to fixed charges.

23.1	*	Consent of KPMG LLP.

23.2	*	Consent of Phillips Nizer LLP (included in opinion filed as Exhibit 5.1).

23.3	*	Consent of Phillips Nizer LLP (included in opinion filed as Exhibit 8.1).

24.1	*	Powers of Attorney (included on page II-6 of the Registration Statement Signature Page).

25.1	*	Form T-1 Statement of Eligibility and Qualification respecting the Indenture dated November 16, 2010.

25.2	++	Form T-1 Statement of Eligibility and Qualification respecting the Senior Indenture.

25.3	++	Form T-1 Statement of Eligibility and Qualification respecting the Subordinated Indenture.

+	To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrants.
++	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a current report on Form 8-K to be filed by the registrants in connection with a specific offering and incorporated herein by reference in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.
*	Filed herewith.
(1)	Incorporated by reference to an exhibit to the Registrant’s Quarterly Report on Form 10- filed with the commission on May 9, 2006.
(2)	Incorporated by reference to an exhibit to the Registrant’s current Form 8-K dated April 28, 2006.
(3)	Incorporated by reference to an exhibit to the Registrant’s current Form 8-K dated July 20, 2006.
(4)	Incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.
(5)	Incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-3 (SEC File No. 333-131098).
(6)	Incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.